Exhibit 99.1

Investor Contact: Wesley B. Wampler Director, Investor Relations
Phone: 540-949-3447
wamplerwes@ntelos.com

Media Contact: Mike Minnis
Director, Public Relations
Phone: 540-946-7290
minnism@ntelos.com

NTELOS Holdings Corp. Announces Election of New Director,

Resignation of Director

WAYNESBORO, Va., April 27 /PRNewswire-FirstCall/ – NTELOS Holdings Corp. (NASDAQ-NM: NTLS) today announced the election of Eric B. Hertz to its Board of Directors.

Mr. Hertz, age 51, has over 28 years of management experience in the telecommunications industry in the inter-exchange carrier, local exchange carrier and wireless segments both in the United States and South America. From 2002 to 2006, Mr. Hertz was the Chief Operating Officer of Western Wireless Corporation, a provider of rural wireless communications services, where he was responsible for managing domestic operations, including all key business functions, and leading more than 2,500 employees across 19 states. From 2001 to 2002, he was Region President of AT&T Digital Broadband Wireless. From 1991 to 2001, Mr. Hertz was employed by BellSouth Corp., a FORTUNE 100 communications company headquartered in Atlanta, Georgia, in a number of posts of increasing responsibility.

Mr. Hertz obtained a B.S. in Mechanical Engineering from Worcester Polytechnic Institute in 1977 and a Masters in Business Administration from the Wharton School of Business Administration of the University of Pennsylvania in 1984.

James S. Quarforth, Chief Executive Officer, President and Chairman of the Board of Directors commented, “We are pleased to have an individual with such substantial experience in the telecommunications industry join NTELOS Holdings Corp.’s Board of Directors. With his breadth of experience in the wireless sector, Eric will be a valuable addition to the Board of Directors.”

NTELOS also today announced the resignation of Henry Ormond from the Company’s Board of Directors in connection with the election of Mr. Hertz, effective immediately. Pursuant to the Company’s shareholders agreement entered into in connection with the Company’s initial public offering, and under the rules of The Nasdaq Stock Market, Quadrangle Capital Partners L.P., which together with certain affiliates is one of the Company’s principal shareholders, designated Mr. Hertz to replace Mr. Ormond, who is an officer of Quadrangle Capital Partners L.P.

About NTELOS

NTELOS Holdings Corp. is an integrated communications provider with headquarters in Waynesboro, VA. NTELOS provides products and services to customers in Virginia, West Virginia, Kentucky, Ohio, Tennessee, Maryland and North Carolina, including wireless phone service, local and long distance telephone services, and data services for internet access and wide area networking. Detailed information about NTELOS is available at http://www.ntelos.com.